EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601
FOR IMMEDIATE RELEASE

U.S. NAVY PLACES ORDER FOR STERIMED SYSTEM

Hackensack, NJ – October 26, 2007 – Caprius, Inc.’ (OTCBB:CAPS) subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), announced that an order has been received from the United States Navy for an additional SteriMed Junior System.

As mentioned in an earlier press release, of the many commercially available on-site medical waste processing systems reviewed by the U.S. Navy, the SteriMed ranked among the highest in meeting the needs (sterilization capability, size, ability to reduce the volume of waste and ability to render the waste non-recognizable) identified for evaluation aboard ship.  MCM has worked closely with the Navy during a year-long evaluation program which involved the modification of the commercial version of SteriMed Junior for shipboard deployment.

“We are pleased with the U.S. Navy’s continued investment in the SteriMed system as they develop a viable on-site medical waste management solution for the unique shipboard environment.  We are encouraged by the Navy’s request for this additional SteriMed system and remain hopeful that our system is an effective alternative for the entire U.S. Navy fleet,” said Dwight Morgan, President and Chief Executive Officer of Caprius.

In September, MCM announced the first deployment of a SteriMed Junior unit for evaluation on an LHD Class flagship vessel within the Navy’s Expeditionary Strike Group.

About Caprius

Caprius, Inc is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly.  The MCM patented technology offers an alternative to hauling and incinerating medical waste.  Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmtech.com.

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Contacts:
Beverly Tkaczenko	John G. Nesbett/ Jennifer Belodeau
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@intitutionalms.com